Exhibit 99.3

DFC GLOBAL CORP.

Corporate Governance Policy:     Executive Officer Stock Ownership Policy

Effective date:    July 1, 2013

To further align the interests of executive officers and shareholders, the Board is adopting the following stock ownership guidelines for its executive officers, effective as of the Effective Date set forth above. Stock ownership requirements will be determined as a multiple of the executive’s base salary, with the size of the multiple based on the individual’s position. The Chief Executive Officer is required to own shares of the Company’s common stock having a value equal to at least five (5) times the Chief Executive Officer’s base salary. Each of the President, Chief Operating Officer and Chief Financial Officer is required to own shares of the Company’s common stock having a value equal to at least three (3) times such individual’s base salary. Each other executive officer is required to own shares of the Company’s common stock having a value equal to at least one (1) times the executive officer’s base salary. The guidelines are initially calculated using the executive’s base salary as of the date the executive becomes subject to the guidelines, and each individual has five years from that date to attain the specified minimum ownership position. The guidelines are re-calculated whenever an executive’s base salary changes, and a new five-year attainment period applies to any resulting increase. For purposes of these guidelines, an executive officer’s stock ownership includes all shares of the Company’s common stock owned by the executive outright or held in trust for the executive or his or her immediate family. The executive’s unvested restricted stock and Restricted Stock Units, or RSUs, may be used to satisfy these minimum ownership requirements, but unexercised stock options and awards subject to a performance requirement may not. The value of a share shall be measured as the greater of the then current market price or the closing price of a share of the Company’s common stock on the acquisition date (which, in the case of a share of restricted stock or an RSU, shall be the grant date). Executive officers will be expected to retain 100% of the net shares acquired from the exercise of stock options or the vesting of restricted stock or RSUs (other than any shares surrendered or sold to satisfy tax withholding requirements) if and to the extent that they do not meet the applicable guidelines. The Human Resources and Compensation Committee may make exceptions to these guidelines for an executive officer who is expected to retire within three years, or for economic hardship. For purposes of this policy, the term “executive officer” means any officer who has been designated an executive officer by the Board.